EXHIBIT 10(o)

                    NORFOLK SOUTHERN CORPORATION
              EXECUTIVES' DEFERRED COMPENSATION PLAN
                    as amended January 20, 2001


ARTICLE I.  NAME AND PURPOSE OF THE PLAN.

     The name of the plan is the Norfolk Southern Corporation Executives' Deferred Compensation Plan (the Plan), which for deferrals on or after January 1, 2001, is the successor to the Norfolk Southern Corporation Officers' Deferred Compensation Plan. The purpose of the Plan is to provide benefits to those officers of Norfolk Southern Corporation (the Corporation) or a Participating Subsidiary who elect to participate in the Plan.

ARTICLE II.  DEFINITIONS.

Account. The total of the amount of Deferrals by a Participant together with Earnings as provided in Article V. The Account shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for ERISA or Internal Revenue Code purposes and, moreover, contingent amounts credited thereto shall not be considered "plan assets" for ERISA purposes. The Account merely provides a record of the bookkeeping entries relating to the contingent benefits that the Corporation intends to provide to Participant and thus reflects a mere unsecured promise to pay such amounts in the future.

Agreement.  The "Deferral Agreement" between each Participant and the
Corporation.

Beneficiary. The person or persons designated as Beneficiary pursuant to Article XII.

Board of Directors.  The Board of Directors of the Corporation.

Change in Control. A Change in Control occurs upon any of the following circumstances or events:

     (1) The Corporation consummates a merger or other similar control-type transaction or transactions (however denominated or effectuated) with another Corporation or other Person (including any "affiliate" or "associate" of any Person, all as defined in the Securities Exchange Act of 1934, as amended, or any rules and regulations promulgated thereunder) (Combination), and immediately thereafter less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person is held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of the Corporation (Voting Stock);

     (2) The Corporation consummates any stockholder-approved consolidation or dissolution (however denominated or effectuated) pursuant to a recommendation of the Board of Directors;

     (3) At any time, Continuing Directors (as herein defined) shall not constitute a majority of the members of the Board of Directors ("Continuing Director" means (i) each individual who has been a director of the Corporation for at least twenty-four consecutive months before such time and (ii) each individual who was nominated or elected to be a director of the Corporation by at least two thirds of the Continuing Directors at the time of such nomination or election);

     (4) The Corporation sells all or substantially all of its assets to any other corporation or other Person, and less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale;

     (5) A report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), pursuant to the Securities Exchange Act of 1934, as amended, disclosing that any Person has become the Beneficial Owner (any Person who, under the Securities Exchange Act of 1934 or any rules or regulations promulgated thereunder, would be deemed beneficially to own Voting Stock) of twenty (20) or more percent of the voting power of Voting Stock; or

     (6) The Board of Directors determines by a majority vote that, because of the occurrence, or the threat of imminence of the occurrence, of another event or situation in import or effects similar to the foregoing, those who have accepted an agreement providing certain rights and benefits upon termination of employment following a Change in Control are entitled to its protections.

Notwithstanding the provisions of the foregoing, unless otherwise determined in a specific case by majority vote of the Board of Directors, a Change in Control for purposes of this Plan shall not be deemed to have occurred solely because (a) the Corporation, (b) an entity of which the Corporation is the direct or indirect Beneficial Owner of 50 or more percent of the voting securities or (c) any Corporation-sponsored employee stock ownership plan or any other employee benefit plan of the Corporation either files or becomes obligated to file a report or a proxy statement under or in response to
Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Corporation reports that a change in control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

Committee.  The Compensation and Nominating Committee of the Board of
Directors.

Compensation. The fixed salary payable in the form of cash (including vacation pay) of the Participant before any reduction for contributions to the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies, as amended from time to time, and before any deferrals under this Plan.

Deferral. A Deferred Bonus and/or a Monthly Deferred Amount for each Plan Year which is "credited"?to a Participant's Account.

Deferred Bonus. That amount set forth in the Agreement which shall be deferred from a Participant's MIP incentive award (and any other cash incentive award payable to participants in MIP) or EMIP incentive award (and any other cash incentive award approved by the Board of Directors and payable to participants in EMIP), or the bonus program of a Participating Subsidiary, if the deferral of such incentive award or bonus under the Plan is authorized by the Corporation.

Disability. A disability that enables the Participant to be eligible for a disability benefit under the Long-Term Disability Plan of Norfolk Southern Corporation and Participating Subsidiaries, as amended from time to time, or under any such similar plan of a Participant Subsidiary.

EMIP. Norfolk Southern Corporation Executive Management Incentive Plan or successor plan.

Hypothetical Investment Options. Investment funds or benchmarks, as may be selected from time to time by the Plan Administrator, made available to Participants solely for purposes of valuing Deferrals.

MIP. Norfolk Southern Corporation Management Incentive Plan or successor plan.

Monthly Deferred Amount. That amount set forth in the Agreement which shall be deferred monthly from a Participant's salary pursuant to the Plan.

Participant. Any employee of the Corporation or a Participating
Subsidiary eligible to participate under Article IV of the Plan.

Participating Subsidiary. Each subsidiary or affiliated company of the Corporation which adopts the Plan and is approved for participation in the Plans as provided in Article XVIII.

Plan Administrator. The Senior Vice President-Employee Relations, of the Corporation or the successor officer who performs substantially similar duties.

Plan Year. Any calendar year during which deferrals under this Plan are made.

Retirement.  Retirement from the Corporation or a Participating
Subsidiary or receipt of an accrued retirement benefit pursuant to the provisions of the retirement plan of the Corporation or of a Participating Subsidiary (whichever is applicable), as amended from time to time.

Trust. A grantor trust of the type commonly referred to as a "rabbi trust" created to informally fund contingent benefits payable under the Plan.


ARTICLE III.  ADMINISTRATION.

     The Plan Administrator shall administer, construe, and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Committee concerning Plan changes as are deemed necessary to ensure effective implementation of this Plan. The administration, construction, and interpretation by the Plan Administrator may be appealed to the Committee, and the decision of the Committee shall be final and conclusive, except that any claim for benefits with respect to a Participant shall be subject to the claims procedure set forth in Section 503 of the Employee Retirement Income Security Act of 1974. The Plan Administrator may correct errors and, so far as practicable, may adjust any benefit or payment or credit accordingly. Neither the Plan Administrator nor any member of the Committee shall be liable for any act done or determination made in good faith.


ARTICLE IV.  ELIGIBILITY AND ELECTIONS.

     (a)   Eligibility.   Any nonagreement employee that is eligible to
participate in either the EMIP or MIP shall be eligible to participate in the Plan. A Participant may elect to defer up to 25% of his or her monthly Compensation. A nonagreement employee who elects to become a Participant in the Plan and defer a portion of his monthly Compensation thereby consents to the reduction in his monthly Compensation by the Monthly Deferred Amount as specified in the Agreement. Benefits payable hereunder shall be in addition to any other compensation or benefits to which a Participant may be entitled from the Corporation or a Participating Subsidiary.

     A Participant may elect to defer a portion of any eligible incentive bonus which may be awarded to him pursuant to MIP, EMIP or otherwise or the authorized bonus program of a Participating Subsidiary. A Participant who elects to defer any of his incentive bonus thereby consents to a reduction in his bonus by the Deferred Bonus as specified in the Agreement, commencing with the incentive bonus award earned after December 31, 2000. A Participant may elect to defer any incentive bonus which may be earned by him during that Plan Year, either in whole or in part, in increments of twenty-five percent (25%).

     (b)   Deferral and Distribution Elections.   A Participant may
elect to defer his or her monthly Compensation or incentive bonus which may be earned during the Plan Year. If the Participant fails to make the election prior to the beginning of the Plan Year, then the Participant will not be eligible to defer Compensation during the Plan Year.

     For each year's Deferral, the Participant may elect among the following two distribution options. The Participant may elect to have the benefit distributed (i) at the earlier of Retirement or Disability, or (ii) at a distribution date which is the earliest of Retirement, Disability, or a specified date at least five (5) years but not more than fifteen (15) years after the Plan Year has ended. The Participant may elect to have the Retirement or Disability benefit distributed to him in one lump sum or in a pay out period of five (5), ten (10), or fifteen (15) years. Any benefit which a Participant has elected to have distributed on the earliest of Retirement, Disability, or a specified date after the Plan Year has ended will be paid in one lump sum. If the participant fails to elect the time and form of distribution of his or her Deferral, the Participant's distribution will be made at the earlier of Retirement or Disability in one lump sum.

     All elections described above must be made annually by the Participant by a date which is no later than December 31 of the year prior to the Plan Year, or any earlier date prescribed by the Plan Administrator. All elections made by the Participant are irrevocable.


ARTICLE V.  EARNINGS EQUIVALENT.

     (a) Adjustment of Participant Accounts. Unless otherwise stated herein or determined by the Board of Directors, an amount equivalent to earnings or losses ("Earnings") shall accrue on or be deducted from all Deferrals in accordance with the Participant's selection of Hypothetical Investment Options. For purposes of calculating the appropriate
Earnings only, the Deferred Bonus is deemed to occur on the date on which the incentive bonus is paid. Earnings shall be determined based upon the Hypothetical Investment Option(s) elected by the participant.
If a Participant does not elect Hypothetical Investment Options for the Deferrals, then Earnings shall be determined based on such Hypothetical Investment Options as may be designated by the Plan administrator to apply in the absence of an election. Participants will be required to elect a Hypothetical Investment Option(s) at the time each Deferral election is made. Participants will be permitted at any time prior to the complete pay out of their Account balances to elect to change their Hypothetical Investment Option(s) with respect to all or part of their Account balances effective as soon as practicable following such election. The procedure for electing to change a Hypothetical Investment Option(s) will be established by the Plan Administrator. An election to change a Hypothetical Investment Option for part of an Account balance must be made in increments of 1% of the Account balance, with a minimum balance transfer of $500.00.

     While a Participant's Account does not represent the Participant's ownership of, or any ownership interest in, any particular assets, the Participant's Account shall be adjusted in accordance with the Hypothetical Investment Options chosen by the Participant. Any Earnings generated under a Hypothetical Investment Option (such as interest and cash dividends and distributions) shall be deemed to be reinvested in that Hypothetical Investment Option. All notional acquisitions and dispositions of Hypothetical Investment Options which occur within a Participant's Account, pursuant to the terms of the Plan, shall be deemed to occur at such times as the Plan Administrator shall determine to be administratively feasible in its sole discretion and the Participant's Account shall be adjusted accordingly. In the event of a Change in Control, the practices and procedures for determining any Earnings credited to any Participants' Accounts following a Change in Control shall be made in a manner no less favorable to Participants than the practices and procedures employed under the Plan, or otherwise in effect, as of the date of the Change in Control.

     In lieu of an entitlement to receive payments under the terms of this Plan in the event of a Change in Control, any deferred compensation equivalent payment made under an agreement following a Change in Control (Change in Control Agreement) shall determine projected Earnings a Participant would have received had the Participant worked until normal retirement age at age 65 or, if greater, had the Participant retired on his or her Termination Date (as defined in the applicable Change in Control Agreement) in accordance with the rate of return specified in this section. The rate of return for such projected Earnings shall be determined in accordance with the schedule below based on the Participant's age immediately preceding the Termination Date and shall be applied to the Participant's Account balance on the Termination Date:

          Age               Rate
        up to 45		           7%
         45-54              10%
         55-60              11%
        over 60             12%

     (b) Vesting. The Participant shall at all times be one hundred percent (100%) vested in his or her Account, as well as in any appreciation (or depreciation) specifically attributable to such Account due to Earnings.


ARTICLE VI.  BENEFITS

     (a) Distribution at the Earlier of Retirement or Disability: For each Deferral for which the Participant elected to have the benefit distributed in this manner, the Participant shall be paid the amount in his or her Account either in a lump sum or in installments as the Participant elected at the time of Deferral.

     For lump sum distributions, the Participant shall be paid as soon as practicable after January 1 of the calendar year following Retirement or Disability the portion of his or her Account which is attributable to Deferrals for which the Participant elected lump sum distribution at Retirement or Disability.

     For distributions other than lump sum distributions, payments shall commence in January of the calendar year following such Retirement or Disability and shall be made in installments for each applicable Deferral over the elected pay out period for that Deferral. The annual installment payment for each applicable Deferral shall be an amount equal to the remaining balance in the Participant's Account for the Deferral, valued at the end of the calendar year preceding the installment payment, divided by the remaining number of annual payments not yet distributed for that Deferral.

     (b) Distribution at the Earliest of Retirement, Disability or a Specified Date Other Than Retirement or Disability: For each Deferral for which the Participant elected to have the benefit distributed in this manner, the Participant shall be paid the amount in his or her Account for that Deferral in a lump sum as soon as practicable after the date selected, or at Retirement or Disability, if earlier.

     (c) Death: If a Participant dies either while in active service or after Retirement or Disability, the Corporation shall pay the amount of the Participant's Account to the Participant's Beneficiary in a single payment as soon as practicable after the date of death.

     (d) Termination of Employment: Notwithstanding the foregoing provisions of this Article VI, if a Participant ceases active service other than by reason of leave of absence granted under the Corporation's leave of absence policy, Retirement, Disability or death, the Participant shall be paid the balance of his or her Account as of the date of separation from service as soon as practicable after such separation from service.

     (e) Lump Sum or Other Settlement: Notwithstanding the foregoing provisions of this Article VI, the Committee, in its sole discretion, may authorize and direct the Corporation to make payments to a Participant or Beneficiary in a lump sum or over a period other than that provided for in this Article VI, and to charge such payments against the Participant's Account. Such accelerated distribution may be made only (1) in the event of a financial emergency which is beyond the control of the Participant if disallowance of the accelerated distribution would result in severe financial hardship to the Participant or Beneficiary, and only in an amount necessary to satisfy the financial emergency, or (2) if in the written opinion of counsel, payment in accordance with this Article VI could create a conflict of interest for the Participant or Beneficiary; provided, that all amounts due to a Participant or Beneficiary under this Plan shall in all events be paid to the Participant or Beneficiary by the end of the appropriate period referred to in this Article VI. No Participant or Beneficiary who is also a member of the Committee shall participate in any decision of the Committee to make accelerated payments under this Article VI.

     (f) Change in Mandatory Distribution Schedule: Notwithstanding the foregoing provisions of this Article VI, the Committee may, without the consent of any Participant or Beneficiary, direct that all benefits payable thereafter pursuant to paragraph (a), (b), or (c) above (including benefits that accrued prior to the issuance of the direction) shall be paid under a schedule that differs from that prescribed by paragraph (a), (b), or (c). Any such direction shall apply to all Participants, without differentiating among individual Participants, except to the extent otherwise provided by paragraph (d), above. No Participant or Beneficiary who is also a member of the Committee shall participate in any decision of the Committee to make a change in the distribution schedule.


ARTICLE VII.  NATURE AND SOURCE OF PAYMENTS

     The obligation to pay benefits under Article VI with respect to each Participant shall constitute a liability of the Corporation to the Participant and any death Beneficiaries in accordance with the terms of the Plan. The Corporation may establish one or more Trusts to which the Corporation may transfer such assets as the Corporation determines in its sole discretion to assist in meeting its obligations under the Plan. The provisions of the Plan and the Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Corporation, Participants and the creditors of the Corporation to the assets transferred to the Trust. The Corporation's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Corporation's obligations under this Plan.

     Participants and Beneficiaries shall stand in the position of unsecured creditors of the Corporation, the Plan constitutes a mere promise by the employer to make benefit payments in the future, and all rights hereunder are subject to the claims of creditors of the Corporation.


ARTICLE VIII.  EXPENSES OF ADMINISTRATION

     All expenses of administering the Plan shall be borne by the Corporation, and no part thereof shall be charged against the benefit of any Participant, except the costs of the Hypothetical Investment Options, which shall be charged against the value of Deferrals measured against those funds.


ARTICLE IX.  AMENDMENT TO AND TERMINATION OF PLAN

     The Corporation reserves the right at any time through written action of its chief executive officer or by a resolution duly adopted by its Board of Directors to amend this plan in any manner or to terminate it at any time, except that no such amendment or termination shall deprive a Participant or his Beneficiary of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which such resolution is adopted.


ARTICLE X. RECALCULATION EVENTS

     The Corporation's commitment to accrue and pay Earnings as provided in Article V is facilitated by the purchase of corporate-owned life insurance purchased on the lives of eligible Participants. If the Board of Directors, in its sole discretion, determines that any change whatsoever in Federal, State, or local law, or in its application or interpretation, has materially affected, or will materially affect, the ability of the Corporation to recover the cost of providing the benefits otherwise payable under the Plan, then, if the Board of Directors so elects, a Recalculation Event shall be deemed to have occurred. If a Recalculation Event occurs, then Earnings shall be recalculated and restated using a lower rate of Earnings determined by the Board of Directors, but which shall be not less than the lesser of one-half (1/2) the rate of Earnings provided for in Article V or 7%.


ARTICLE XI.  GOVERNING LAW

     This Plan and the Agreements are subject to the laws of the Commonwealth of Virginia.


ARTICLE XII.  DESIGNATION OF BENEFICIARY

     For the purpose of this Plan, a beneficiary shall be either (1) the named Beneficiary of the Participant in the Norfolk Southern Corporation Officers Deferred Compensation Plan or Beneficiaries subsequently designated as hereinafter provided for by the Participant, or (2) in the absence of any such designation, his or her estate. A Participant may designate both primary and contingent Beneficiaries. A Participant may revoke or change any designation. To be effective, the designation of a named Beneficiary or Beneficiaries, or any change in or revocation of any designation, must be on a form provided by the Corporation, signed by the Participant and filed with the Office of the Plan Administrator prior to the death of such Participant. Any such designation, change or revocation shall not invalidate any cash payment made or other action taken by the Corporation pursuant to the Plan prior to its receipt by the Corporation. The determination by the Corporation of a Beneficiary or Beneficiaries, or the identity thereof, or evidence satisfactory to the Corporation shall be conclusive as to the liability of the Corporation and any payment made in accordance therewith shall discharge the Corporation of all its obligations under the Plan for such payment.


ARTICLE XIII.  SUCCESSORS, MERGERS, CONSOLIDATIONS

     The terms and conditions of this Plan and each Agreement shall inure to the benefit of and bind the Corporation, the Participants, their successors, assigns, and personal representatives. If substantially all the assets of the Corporation are acquired by another corporation or entity or if the Corporation is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder and as a result of the Corporation's acceptance of Agreements shall be obligations of the successor corporation or entity.


ARTICLE XIV.  WITHHOLDING FOR TAXES

     The Participant agrees as a condition of participation hereunder that the Corporation may withhold applicable Federal, State, and local income taxes and Social Security or Railroad Retirement taxes from any distribution or benefit paid hereunder.


ARTICLE XV.  NON-ALIENATION OF BENEFITS

     No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt at such shall be void; nor shall any such benefit be in any way subject to the debts, contracts, liabilities, engagements, or torts of the person who shall be entitled to such benefit; nor shall it be subject to attachment or legal process for or against such person.


ARTICLE XVI.  FACILITY OF PAYMENT

     If the Plan Administrator shall find that any individual to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor or other person under legal disability, any payment due such individual (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister of such individual or to any other person deemed by the Plan Administrator to have incurred expenses of such individual, in such manner and proportions as the Plan Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Corporation with respect thereto under the Plan or the Agreement.


ARTICLE XVII.  CONTINUED EMPLOYMENT

     Nothing contained herein or in an Agreement shall be construed as conferring upon any Participant the right nor imposing upon him the obligation to continue in the employment of the Corporation or a Participating Subsidiary in any capacity.




ARTICLE XVIII.  PARTICIPATION BY SUBSIDIARY COMPANIES

     Conditional upon prior approval by the Corporation, any company which is a subsidiary of or affiliated with the Corporation may adopt and participate in this Plan as a Participating Subsidiary. Each Participating Subsidiary shall make, execute and deliver such instruments as the Corporation and/or Plan Administrator shall deem necessary or desirable, and shall constitute the Corporation and/or the Plan Administrators as its agents to act for it in all transactions in which the Corporation and/or the Plan Administrators believe such agency will facilitate the administration of this Plan.


ARTICLE XIX.  MISCELLANEOUS

     Whenever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.


ARTICLE XX.  STATUS OF PLAN

     The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Internal Revenue Code and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Participant Accounts and all credits and other adjustments to such Participant Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Participant Accounts, Earnings, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.


ARTICLE XXI.  EFFECTIVE DATE

     The effective date of the Plan is January 1, 2001.